Exhibit 10.33

[Form of Offer Letter Entered into with Senior Vice Presidents]

                    , 200

Dear                     :

I am pleased to offer you the position of                                  reporting directly to me in my capacity as Chief Executive Officer. You understand that this offer of employment is contingent upon the final approval by the Board of Directors of OpenTV (the “Board”). You shall have the rights, powers, duties and obligations relating to such office as are customarily associated with such office and such other rights, powers, duties and obligations as we may agree upon from time to time. Your principal place of work, subject to reasonable and customary travel, shall be at OpenTV’s offices located in                     . Subject to Board approval, we would expect your employment to commence on                      if you determine to accept this offer, and that you would make yourself reasonably available prior to that date to begin to familiarize yourself with your position and responsibilities.

During the course of your employment with OpenTV you shall devote your full business time and efforts to OpenTV; provided, that, nothing herein shall prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees, and (iii) managing your personal investments and affairs, in each case so long as such activities do not conflict with OpenTV’s interests or interfere with the performance of your responsibilities to OpenTV.

Base Salary and Annual Bonus

Your annual salary will be $            , which shall be paid to you in regular intervals in accordance with OpenTV’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month. For each of the calendar years in which you are employed by OpenTV, you shall be eligible for annual discretionary bonus awards (the target amount of which shall be established by the Chief Executive Officer of the Company, subject to approval by the Compensation and Nominating Committee (the “Committee”) of the Board prior to the commencement of any calendar year to which it relates), based on financial and strategic objectives agreed to annually by the Committee and me. Your discretionary bonus, if any, will be paid to you, at the option of the Committee, in a cash payment, in shares of capital stock of OpenTV, or in a combination of cash and capital stock of OpenTV. You understand that any stock issued might, at the option of the Committee, be restricted stock subject to vesting requirements. Your target bonus for 200   is         % of your annual salary (pro rated for the 200   partial year of employment), which may change in subsequent years, as described above, within the discretion of the Committee, but such targeted bonus percentage shall not be materially less than the target bonus percentages of other senior executives of OpenTV at the same level. Such annual discretionary bonus awards shall be payable or issuable, as applicable, as soon as practicable after the Committee and I can determine whether, and the degree to which, such financial and strategic objectives have been reached, but in no event later than any discretionary performance bonuses are paid to other senior executives of OpenTV.

Stock Options

Upon your acceptance of this offer, and subject to approval by the Committee, the Company will grant to you stock options under the applicable OpenTV Corp. Incentive Plan (the “Plan”) to purchase                                      (                    ) Class A Ordinary Shares (the “Initial Option”), with an exercise price equal to the fair market value of the Class A Ordinary Shares on the date of grant (the “Grant Date”). The Initial Option shall vest in accordance with the following schedule, subject to such other vesting terms in the event of death, disability or other circumstances as may be more specifically described in the form of option agreement referred to below: Twenty-five percent (25%) of the Initial Option shall vest and become exercisable on the first anniversary of the Grant Date, and at the end of each month thereafter, the Initial Option shall vest and become exercisable as to an additional 1/48th of the shares until the Initial Option is vested with respect to one hundred percent (100%) of the shares. The Initial Option shall be evidenced by a standard stock option agreement approved by the Committee for the grant of other stock options under the Plan, a copy of which is attached hereto as Exhibit A and by this reference incorporated herein, provided, that to the extent there are any inconsistencies between the terms of this Agreement and the terms of such form of stock option agreement, the terms of this Agreement shall govern, and, to the extent necessary, the form of option agreement entered into by you and the Company will be revised to make it consistent herewith. The Grant Date for your Initial Option shall be the date on which the Committee formally approves the Initial Option.

Termination

If either: (i) OpenTV terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a material reduction of your duties and/or responsibilities (which caused a significant amount of your duties to be inconsistent with the duties and responsibilities normally assigned to a person serving in the capacity of                                     ) or a material reduction in your base salary, then, in each such case, you will be entitled to the following:

•

a lump sum payment in an amount equal to the sum of (a) your base salary through the date of termination, (b) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (c) business expenses reimbursable under this letter, in each case to the extent not theretofore paid;

•

continuation of your base salary then in effect, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination, for a period of six (6) months after the date of termination, unless the date of such termination is within 12 months following the date of any “Approved Transaction”, “Board Change” or “Control Purchase” (as such terms are defined in the Plan, and collectively referred to herein as “Change in Control”), in which case the amount due to you pursuant to this sub-paragraph shall be equal to 12 months of your then base salary, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination;

•

continued vesting of all options granted to you under the Plan through the six (6) month anniversary of the date of your termination; provided, however, that if a termination to which this paragraph applies occurs within 12 months after a Change in Control (and the vesting of such options have not otherwise been accelerated pursuant to the terms of the Plan), then, in such event, vesting of all options granted to you under the Plan shall continue until the 12 month anniversary of the date of your termination; and

•

all vested stock options held by you following the termination of your employment with OpenTV pursuant to the first sentence of this paragraph (including any stock options that vest following the date of termination pursuant to the immediately preceding sub-paragraph above) shall remain exercisable for a period of 90 days following the date on which the last options vest in accordance with the continued vesting provisions of the immediately preceding sub-paragraph above (but not later than the scheduled expiration of such stock option).

If you intend to resign your employment as a result of a material reduction of your duties or your base salary, you must notify OpenTV in writing. If OpenTV fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your notification your resignation shall be effective on the earlier of (i) the date OpenTV notifies you in writing of its determination not to cure or remedy your reason for resignation or (ii) the thirtieth (30th) day following OpenTV’s receipt of your notification.

OpenTV may terminate your employment for Cause at any time upon written notice of such termination to you setting forth in reasonable detail the nature of such Cause. If OpenTV terminates your employment for Cause, or you resign for a reason other than those stated in the first paragraph under “Termination” above, then you will be entitled to a lump sum in an amount equal to the sum of (i) your base salary through the date of termination, (ii) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) business expenses reimbursable under this letter, in each case to the extent not theretofore paid. In addition, upon termination of your employment by OpenTV for Cause, all stock options granted to you, notwithstanding any prior vesting, shall immediately terminate.

Solely for purposes of this letter, “Cause” shall be deemed to have occurred upon the happening of any of the following: (A) the breach by you of any material provision of the Employee Proprietary Information and Inventions Agreement, dated as of the date of your acceptance of this letter (the “Employee Inventions Agreement”), a copy of which is attached hereto as Exhibit B, (B) your having been charged with a felony under the laws of the United States or any state thereof (other than a traffic violation), (C) your act of fraud, theft, embezzlement, other material act of dishonesty or any material breach of fiduciary duty owed to OpenTV, (D) your willful failure to perform, or gross neglect in the performance of, your duties and responsibilities to OpenTV (other than as a result of illness or incapacity), and (E) your agreement to settle any charges brought against you by the Securities and Exchange Commission (“SEC”) with respect to any act or omission by you, which charges involve an allegation of fraud or, in the good faith opinion of the Board, would reasonably likely to have resulted in a conviction had the matter proceeded.

Benefits; Vacation; Expenses

You will have the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of OpenTV. The amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

You will be entitled to four weeks of paid vacation per year or such longer period as may be provided by OpenTV. Such vacation shall be taken at such times and intervals as shall be determined by you, subject to the reasonable business needs of OpenTV. You shall not be permitted to accrue more than 1.75 times your annual vacation entitlement.

OpenTV shall pay or reimburse you promptly for all reasonable expenses and other disbursements incurred or paid by you in the performance of your duties and responsibilities to OpenTV, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation by you in accordance with OpenTV’s policies.

Arbitration of Claims

You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment with OpenTV, the termination thereof, the breach by either party of the terms of this letter or any other matters relating to or arising from your employment with OpenTV shall be resolved in binding arbitration in a proceeding in San Francisco, California, administered by and under the rules and regulations of the American Arbitration Association. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

Employment At Will

By signing this letter, you understand and agree that your employment with OpenTV is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or OpenTV’s option, and OpenTV can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this letter. This at-will relationship will remain in effect throughout your employment with OpenTV Corp. or any of its subsidiaries or affiliates.

This letter, including the documents contained in Exhibit A, and any stock option agreement between you and OpenTV, constitute the entire agreement, arrangement and understanding between you and OpenTV on the nature and terms of your employment with OpenTV. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, except, subject to the third succeeding sentence, for any stock option agreement between you and OpenTV. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. In the event of any inconsistency between the terms contained in this letter and the terms contained in any stock option agreement between you and OpenTV, the terms contained in this letter shall control, such that the provisions regarding vesting or termination contained in your stock option agreements shall be superseded by the provisions of this letter to the extent of any conflict. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both OpenTV’s Chief Executive Officer and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies of OpenTV, practices or patterns of conduct.

We are enthusiastic about your potential employment with us and the contributions you can make to our executive management team and OpenTV. Please retain the original offer letter for your records and return the signed copy and required documents to me.

Sincerely,

OPENTV, INC.

By:
Title:

Signature of Acceptance: